                                                                    Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statements of Delmarva Power & Light Company on Form S-3 (File Nos. 33-39756, 33-63582, 33-53855 and 333-00505) and on Form S-8 (File No. 33-33810) of our
report dated February 2, 1996, except as to the information presented under the caption Salem Outage in Note 16, for which the date is February 26, 1996, on our audits of the consolidated financial statements of Delmarva Power & Light Company and its subsidiary companies as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is incorporated by reference in this Annual Report on Form 10-K.





COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 26, 1996